Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES MANAGEMENT REALIGNMENTS

CHARLOTTE, NC (April 27, 2004)—Sonic Automotive, Inc. (NYSE: SAH) today announced that its President, Theodore M. Wright, has resigned to pursue other interests.

Mr. Wright stated, “I am grateful to have had the opportunity to help build Sonic Automotive from a company with less than $1 billion in revenue in 1997 to a company with over $7 billion in revenue in 2003.”

Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “We appreciate Theo’s many contributions to the Company’s growth over the last seven years and we wish him success in the future.” Mr. Smith continued, “The first quarter results announced today illustrate that focusing on a slower acquisition pace, strengthening field management and controlling SG&A expenses is the right strategy. Additionally, the first quarter results clearly indicate that our management team is successfully executing this strategy.”

The Company also announced that its Board of Directors has approved a management realignment. The Board has promoted Mr. Jeffrey C. Rachor to President, in addition to his current responsibilities as Chief Operating Officer, and the Board also promoted Mr. E. Lee Wyatt to the position of Executive Vice President in addition to his current responsibilities as Chief Financial Officer. Messrs. Rachor, Wyatt and B. Scott Smith, Vice Chairman and Chief Strategic Officer, will report directly to the Chairman and Chief Executive Officer. In addition, Mr. Mark J. Iuppenlatz was promoted to Executive Vice President of Corporate Development, and Mr. Stephen K. Coss was promoted to Senior Vice President and General Counsel.

Commenting on Mr. Rachor’s promotion to President of the Company, Mr. O. Bruton Smith stated, “Jeff has over 18 years of experience in key positions within the auto retail industry. During his 6 years with Sonic, Jeff has been a primary driver of the Company’s success in a continuously expanding role. The Board of Directors and I are excited about his leadership role as President and Chief Operating Officer.” Mr. Rachor joined Sonic Automotive in November 1997, was promoted to Executive Vice President of Retail Operations and to the Company’s Board of Directors in October 1999, and was further promoted to Chief Operating Officer of the Company in October 2002.

Mr. Smith also stated, “Since joining Sonic Automotive as Chief Financial Officer in April 2003, Lee Wyatt has demonstrated his ability to oversee the financial and capital management of our Company. Lee has made significant contributions in implementing overall management and expense controls, and has quickly earned both my confidence and the confidence of our Board of Directors.” Mr. Wyatt has over 20 years of financial experience, including most recently as Chief Financial Officer of Sealy, Inc. for 5 years prior to joining Sonic Automotive.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 194 franchises and 39 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein is a forward-looking statement pertaining to anticipated future operating and financial performance. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Annual Report on Form

10-K for the year ended December 31, 2003. The Company does not undertake any obligation to update forward-looking information.